Exhibit 10.5

ESCROW AGREEMENT

This Agreement is dated as of the 12th day of September, 2007 Virtualscopics, Inc., a Delaware corporation (the "Company"), the Buyers identified on Schedule A hereto (each a “Buyer” and collectively “Buyers”), and the law firm of Woods Oviatt Gilman LLP (the "Escrow Agent"):

WITNESSETH:

WHEREAS, the Company and Buyers have entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) as of a date even herewith, calling for the sale by the Company to the Buyer of Series B Preferred Stock (“Preferred Stock”) and Warrants for a minimum aggregate purchase price of $4,000,000 and a maximum of $6,000,000 in the amounts set forth on Schedule A hereto; and

WHEREAS, the parties hereto require the Company to deliver the Preferred Stock and Warrants against payment therefor, with such Preferred Stock, Warrants and the Escrowed Funds to be delivered to the Escrow Agent to be held in escrow and released by the Escrow Agent in accordance with the terms and conditions of this Agreement; and

WHEREAS, the Escrow Agent is willing to serve as escrow agent pursuant to the terms and conditions of this Agreement;

NOW THEREFORE, the parties agree as follows:

ARTICLE I

INTERPRETATION

1.1. Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Securities Purchase Agreement shall have the meanings given to such terms in the Securities Purchase Agreement. Whenever used in this Agreement, the following terms shall have the following respective meanings:

•  "Agreement" means this Agreement and all amendments made hereto and thereto by written agreement between the parties;

•  “Buyer’s Pro Rata Portion,” as to each Buyer, the Purchase Price of the Buyer’s Preferred Stock divided by the aggregate Purchase Price of all Preferred Stock issued in the Offering.

•  “Closing Date” shall have the meaning set forth in Section 1(b)(iii) of the Securities Purchase Agreement;

•  “Irrevocable Written Consents” shall have the meaning set forth in the Securities Purchase Agreement.

•  “Lead Investor Fee” means the $35,000 fee to the Lead Investor described in Section 4(q) of the Securities Purchase Agreement;

•  "Escrowed Payment" means an aggregate cash payment of up to $6,000,000 which is the purchase price for the Preferred Stock and accompanying Warrants;

•  "Initial Conversion Price" shall have the meaning set forth in the Certificate of Designation of Rights and Preferences of Series B Convertible Preferred Stock.

•  "Initial Warrant Exercise Price" shall have the same meaning as in the Securities Purchase Agreement.

•  “Lead Investor” shall mean BridgePointe Master Funds Ltd.

•  “Legal Opinion” means the original signed legal opinion referred to in Section 6 of the Securities Purchase Agreement;

•  “Preferred Stock” shall have the meaning set forth in the Securities Purchase Agreement;

•  “Purchase Price” shall mean the amount invested by each Buyer, which amount is delivered against the purchase and delivery of a corresponding Stated Value of Preferred Stock and accompanying Warrants;

"Securities Purchase Agreement" shall have the meaning set forth in the Recitals to this Agreement;

•  “Shareholder Approval Holdback Amount” shall have the meaning set forth in Section 1(b)(iii) of the Securities Purchase Agreement.

•  “Reduced Shareholder Approval Holdback Amount” shall have the meaning set forth in Section 1(b)(iii) of the Securities Purchase Agreement.

•  “Related Preferred Stock and Warrants” shall have the meaning set forth in Section 1(b)(iii) of the Securities Purchase Agreement.

•  “Warrants” shall have the meaning set forth in Section 3 of the Securities Purchase Agreement;

1.2. Entire Agreement. This Agreement along with the Company Documents and the Buyer Documents constitute the entire agreement between the parties hereto pertaining to the Company Documents and Buyer Documents and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. There are no warranties, representations and other agreements made by the parties in connection with the subject matter hereof except as specifically set forth in this Agreement, the Company Documents and the Buyer Documents.

1.3. Extended Meanings. In this Agreement words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders. The word "person" includes an individual, body corporate, partnership, trustee or trust or unincorporated association, executor, administrator or legal representative.

1.4. Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by all parties, or, in the case of a waiver, by the party waiving compliance. Except as expressly stated herein, no delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder preclude any other or future exercise of any other right, power or privilege hereunder.

1.5. Headings. The division of this Agreement into articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.6. Law Governing this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individuals executing this Agreement and other agreements on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party (which shall be the party which receives an award most closely resembling the remedy or action sought) shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

1.7. Specific Enforcement, Consent to Jurisdiction. The Company and Buyer acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injuction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity. Subject to Section 1.6 hereof, each of the Company and Buyer hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

ARTICLE II

DELIVERIES TO THE ESCROW AGENT

2.1. Company Deliveries. On or before the Closing Date, the Company shall deliver documents the Company is required to deliver at Closing pursuant to Section 1(b)(v) of the Securities Purchase Agreement (the “Company Documents”) to the Escrow Agent.

2.2. Buyer Deliveries. On or before the Closing Date, each Buyer shall deliver to the Escrow Agent such Buyer’s Purchase Price and the executed Securities Purchase Agreement and Registration Rights Agreement and Form W-9, as required pursuant to Section 1(b)(v) of the Securities Purchase Agreement (“Buyer Documents”). The Escrowed Payment will be delivered pursuant to the following wire transfer instructions:

M&T Bank

One M&T Plaza

Buffalo, NY 14240

For Credit to: Woods Oviatt Gilman LLP (Trust Account)

Account Number: 7200016526

ABA Number: 022000046

2.3. Intention to Create Escrow Over Company Documents and Buyer Documents. The Buyer and Company intend that the Company Documents and Buyer Documents shall be held in escrow by the Escrow Agent pursuant to this Agreement for their benefit as set forth herein.

2.4. Escrow Agent to Deliver Company Documents and Buyer Documents. The Escrow Agent shall hold and release the Company Documents and Buyer Documents only in accordance with the terms and conditions of this Agreement.

ARTICLE III

RELEASE OF COMPANY DOCUMENTS AND BUYER DOCUMENTS

3.1. Release of Escrow. Subject to the provisions of Section 4.2, the Escrow Agent shall release the Company Documents and Buyer’s Purchase Price and Buyer Documents following the Closing as follows:

(a) On the Closing Date, subject to the satisfaction or waiver of the terms and conditions of this Agreement and the Securities Purchase Agreement, the Closing with respect to all Buyers shall occur when Buyer funds representing the Minimum Amount are transmitted by wire transfer of immediately available funds by all Buyers to the Escrow Agent. The Escrow Agent will simultaneously release the Company Documents to the Buyer and release the Buyer Documents and the Buyer’s Purchase Price to the Company except that: (i) the Lead Investor Fee will be released to the Lead Investor, and (ii) an amount of each Buyer’s Purchase Price equal to the Buyer’s Pro Rata Portion of the Shareholder Approval Holdback Amount (the “Withheld Cash”) and a number of shares of Preferred Stock having an aggregate Stated Value equal to the Buyer’s Pro Rata Portion of the Shareholder Approval Holdback Amount, along with a corresponding number of Warrants, subject to Section 3.1(h) based upon the Warrant Amount corresponding to the withheld shares of Preferred Stock, as described in the Securities Purchase Agreement (the “Withheld Securities”), shall be held back by the Escrow Agent following the Closing. If the Closing as to at least the Minimum Amount has not occurred by September 13, 2007, then within three (3) Business Days thereafter, the Escrow Agent shall return the Buyer’s Purchase Price and Buyer Documents to the Buyer, and shall return the Company Documents to the Company.

(b) If, anytime following the Closing and prior to the Shareholder Approval Deadline, the Escrow Agent receives (and the Lead Investor confirms receipt of) copies of Irrevocable Written Consents of stockholders of the Company representing a majority of the Company’s outstanding voting shares as of the Trading Day immediately preceding the Original Issue Date, then within three (3) Business Days thereafter, the Escrow Agent shall (x) release to the Company the balance of the Shareholder Approval Holdback Amount, except for the Reduced Shareholder Approval Holdback Amount, which the Escrow Agent shall continue to retain, and (y) subject to Section 3.1(h), release to the Buyer the Related Preferred Stock Certificates and Warrants (a “First Partial Release”);

(c) If, anytime following the Closing and prior to the Shareholder Approval Deadline, the Escrow Agent receives (and the Lead Investor confirms receipt of) written notice from the Company that the shareholders of the Company affirmatively approved of the Offering (“Shareholder Approval Notification”), then within three (3) Business Days thereafter, the Escrow Agent shall deliver all of the remaining Withheld Cash to the Company and all of the Withheld Securities to the Buyer.

(d) If, as of the Shareholder Approval Deadline, the Escrow Agent has not received Shareholder Approval Notification (notwithstanding whether or not the Escrow Agent has received copies of the Irrevocable Written Consents referred to above), then within five (5) Business Days thereafter, the Escrow Agent shall deliver all of Buyer’s remaining Withheld Cash to the Buyer, toward the redemption price for an Exchange Cap Redemption, and shall return the corresponding Withheld Securities to the Company.

(e) All funds to be delivered to the Company shall be delivered pursuant to the wire instructions to be provided in writing by the Company to the Escrow Agent.

(f) Notwithstanding the above, upon receipt by the Escrow Agent of joint written instructions ("Joint Instructions") signed by the Company and the Buyer, it shall deliver the Company Documents and Buyer Documents in accordance with the terms of the Joint Instructions.

(g) Notwithstanding the above, upon receipt by the Escrow Agent of a final and non-appealable judgment, order, decree or award of a court of competent jurisdiction (a "Court Order"), the Escrow Agent shall deliver the Company Documents and Buyer Documents in accordance with the Court Order. Any Court Order shall be accompanied by an opinion of counsel for the party presenting the Court Order to the Escrow Agent (which opinion shall be satisfactory to the Escrow Agent) to the effect that the court issuing the Court Order has competent jurisdiction and that the Court Order is final and non-appealable.

(h) Whenever the release of Warrants is to be made under this Agreement, if less than all of Buyer's Warrants are to be released, half of the Warrants to be released shall have an Initial Exercise Price of 100% of the Initial Conversion Price, and the remaining half shall have an Initial Exercise Price of 115% of the Initial Conversion Price.

3.2. Acknowledgement of Company and Buyer; Disputes. The Company and the Buyer acknowledge that the only terms and conditions upon which the Company Documents and Buyer Documents are to be released are set forth in Sections 3 and 4 of this Agreement. The Company and the Buyer reaffirm their agreement to abide by the terms and conditions of this Agreement with respect to the release of the Company Documents and Buyer Documents. Any dispute with respect to the release of the Company Documents and Buyer Documents shall be resolved pursuant to Section 4.2 or by agreement between the Company and Buyer.

ARTICLE IV

CONCERNING THE ESCROW AGENT

4.1. Duties and Responsibilities of the Escrow Agent. The Escrow Agent's duties and responsibilities shall be subject to the following terms and conditions:

(a) The Buyer and Company acknowledge and agree that the Escrow Agent (i) shall not be responsible for or bound by, and shall not be required to inquire into whether either the Buyer or Company is entitled to receipt of the Company Documents and Buyer Documents pursuant to, any other agreement or otherwise; (ii) shall be obligated only for the performance of such duties as are specifically assumed by the Escrow Agent pursuant to this Agreement; (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and believed by the Escrow Agent in good faith to be genuine and to have been signed or presented by the proper person or party, without being required to determine the authenticity or correctness of any fact stated therein or the propriety or validity or the service thereof; (iv) may assume that any person believed by the Escrow Agent in good faith to be authorized to give notice or make any statement or execute any document in connection with the provisions hereof is so authorized; (v) shall not be under any duty to give the property held by Escrow Agent hereunder any greater degree of care than Escrow Agent gives its own similar property; and (vi) may consult counsel satisfactory to Escrow Agent, the opinion of such counsel to be full and complete authorization and protection in respect of any action taken, suffered or omitted by Escrow Agent hereunder in good faith and in accordance with the opinion of such counsel.

(b) The Buyer and Company acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and that the Escrow Agent shall not be liable for any action taken by Escrow Agent in good faith and reasonably believed by Escrow Agent to be authorized or within the rights or powers conferred upon Escrow Agent by this Agreement. The Buyer and Company, jointly and severally, agree to indemnify and hold harmless the Escrow Agent and any of Escrow Agent's partners, employees, agents and representatives for any action taken or omitted to be taken by Escrow Agent or any of them hereunder, including the fees of outside counsel and other costs and expenses of defending itself against any claim or liability under this Agreement, except in the case of gross negligence or willful misconduct on Escrow Agent's part committed in its capacity as Escrow Agent under this Agreement. The Escrow Agent shall owe a duty only to the Buyer and Company under this Agreement and to no other person.

(c) The Buyer and Company jointly and severally agree to reimburse the Escrow Agent for outside counsel fees, to the extent authorized hereunder and incurred in connection with the performance of its duties and responsibilities hereunder.

(d) The Escrow Agent may at any time resign as Escrow Agent hereunder by giving five (5) days prior written notice of resignation to the Buyer and the Company. Prior to the effective date of the resignation as specified in such notice, the Buyer and Company will issue to the Escrow Agent a Joint Instruction authorizing delivery of the Company Documents and Buyer Documents to a substitute Escrow Agent selected by the Buyer and Company. If no successor Escrow Agent is named by the Buyer and Company, the Escrow Agent may apply to a court of competent jurisdiction in the State of New York for appointment of a successor Escrow Agent, and to deposit the Company Documents and Buyer Documents with the clerk of any such court.

(e) The Escrow Agent does not have and will not have any interest in the Company Documents and Buyer Documents, but is serving only as escrow agent, having only possession thereof. The Escrow Agent shall not be liable for any loss resulting from the making or retention of any investment in accordance with this Escrow Agreement.

(f) This Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent thereto and no implied duties or obligations shall be read into this Agreement.

(g) The Escrow Agent shall be permitted to act as counsel for the Company in any dispute as to the disposition of the Company Documents and Buyer Documents, in any other dispute between the Buyer and Company, whether or not the Escrow Agent is then holding the Company Documents and Buyer Documents and continues to act as the Escrow Agent hereunder.

(h) The provisions of this Section 4.1 shall survive the resignation of the Escrow Agent or the termination of this Agreement.

4.2. Dispute Resolution: Judgments. Resolution of disputes arising under this Agreement shall be subject to the following terms and conditions:

(a) If any dispute shall arise with respect to the delivery, ownership, right of possession or disposition of the Company Documents and Buyer Documents, or if the Escrow Agent shall in good faith be uncertain as to its duties or rights hereunder, the Escrow Agent shall be authorized, without liability to anyone, to (i) refrain from taking any action other than to continue to hold the Company Documents and Buyer Documents pending receipt of a Joint Instruction from the Buyer and Company, or (ii) deposit the Company Documents and Buyer Documents with any court of competent jurisdiction in the State of New York, in which event the Escrow Agent shall give written notice thereof to the Buyer and the Company and shall thereupon be relieved and discharged from all further obligations pursuant to this Agreement. The Escrow Agent may, but shall be under no duty to, institute or defend any legal proceedings which relate to the Company Documents and Buyer Documents. The Escrow Agent shall have the right to retain counsel if it becomes involved in any disagreement, dispute or litigation on account of this Agreement or otherwise determines that it is necessary to consult counsel.

(b) The Escrow Agent is hereby expressly authorized to comply with and obey any Court Order. In case the Escrow Agent obeys or complies with a Court Order, the Escrow Agent shall not be liable to the Buyer and Company or to any other person, firm, corporation or entity by reason of such compliance.

ARTICLE V

GENERAL MATTERS

5.1. Termination. This escrow shall terminate upon the release of all of the Company Documents and Buyer Documents or at any time upon the agreement in writing of the Buyer and Company.

5.2. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

(a)	If to the Company, to:

Attn: Molly Henderson, CFO
VirtualScopics, Inc.
500 Linden Oaks
Rochester, NY 14625
Phone: 585-249-6231
Fax: 585-218-7350

With copy by telecopier only to:

Attn: Gregory W. Gribben, Esq.
Woods Oviatt Gilman LLP
700 Crossroads Building, 2 State Street
Rochester, New York 14614
Phone: (585) 987-2800
Fax: (585) 987-2975

(b)	If to the Buyers, to: the addresses and fax numbers listed on Schedule A hereto

(c)	If to the Escrow Agent, to:

Attn: Gregory W. Gribben, Esq.
Woods Oviatt Gilman LLP
700 Crossroads Building, 2 State Street
Rochester, New York 14614
Phone: (585) 987-2800
Fax: (585) 987-2975

or to such other address as any of them shall give to the others by notice made pursuant to this Section 5.2.

5.3. Interest. The Escrowed Payment shall be deposited in an interest bearing account within a reasonable time after the Closing. In the event any portion of a Buyer's Purchase Price is released to the Company pursuant to Section 3.1, any accrued interest thereon shall be paid to the Company, minus any expenses in maintaining such account. In the event, any portion of the Buyer's Purchase Price is released to such Buyer pursuant to Section 3.1, any accrued interest thereon shall be paid to the Buyer, but only if the Escrow Agent receives from such Buyer the Buyer’s United States taxpayer identification number and other requested information and forms.

5.4. Assignment; Binding Agreement. Neither this Agreement nor any right or obligation hereunder shall be assignable by any party without the prior written consent of the other parties hereto. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns.

5.5. Invalidity. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal, or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

5.6. Counterparts/Execution. This Agreement may be executed in any number of counterparts and by different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile transmission and delivered by facsimile transmission.

5.7. Agreement. Each of the undersigned states that he has read the foregoing Escrow Agreement and understands and agrees to it.

IN WITNESS WHEREOF, the undersigned have executed this Funds Escrow Agreement as of the date first written above.

COMPANY: VirtualScopics, Inc.	BUYER:

By: /s/ Molly Henderson Name: Molly Henderson Title: Chief Financial Officer	By: Name: Title:
ADDRESS:	ADDRESS:
VirtualScopics, Inc. 500 Linden Oaks Rochester, New York 14625 Phone: (585) 249-6231 Fax: (585) 218-7350	Phone: Fax:

ESCROW AGENT: Woods Oviatt Gilman LLP

/s/ Gregory W. Gribben Print Name: Gregory W. Gribben Title: Partner

SCHEDULE A TO FUNDS ESCROW AGREEMENT

Buyer	Buyer’s Subscription Amount	Address and Facsimile Number	Legal Representative’s Address and Facsimile Number

Bridgepointe Master Fund Ltd.	$2,000,000	1120 Sanctuary Parkway Suite 325 Alpharetta, GA 30004 Facsimile: 770-777-5844	P. Bradford Hathorn, Esq. Roswell Capital Partners, LLC 1120 Sanctuary Parkway, Suite 325 Alpharetta, GA 30004 Facsimile: 770-777-5844

BayStar Capital III Investment Fund, L.P..	$500,000	c/o Nathan Randel 80 E. Sir Francis Drake Blvd. Suite 2B Larkspur, CA 94939 Facsimile: 415-834-4601	John O’Neill, Esq. Collette, Erickson, Farmer & O’Neill 235 Pine Stree Suite 1300 San Francisco, CA 94104 Facsimile: 415-788-6929

Crescent International, Ltd.	$400,000	℅ Cantara (Switzerland) S.A. 84 Avenue Louis-Casal CH-1216 Cointrin/Geneva Switzerland Facsimile: +41 22 7917171	Feldman Weinstein & Smith LLP The Graybar Building 420 Lexington Avenue New York, New York 10170-0002 Facsimile: (212) 401-4741

Gemini Master Fund, Ltd.	$400,000	℅ Gemini Strategies, LLC 12220 El Camino Real Suite 400 San Diego, CA 92130 Facsimile: (858) 505-8808	Steven Winters ℅ Gemini Strategies, LLC 12220 El Camino Real Suite 400 San Diego, CA 92130 Facsimile: (858) 505-8808

Bristol Investment Fund, Ltd.	$350,000	℅ Bristol Capital Advisors, LLC 10990 Wilshire Boulevard, Suite 1410 Los Angeles, CA 90024 Facsimile: (310) 696.0334	Amy Wang, Esq. ℅ Bristol Capital Advisors, LLC 10990 Wilshire Boulevard, Suite 1410 Los Angeles, CA 90024 Facsimile: (310) 696.0334

Robert G. Klimasewski	$100,000	19 Junction Road Honeoye Falls, NY 14472	19 Junction Road Honeoye Falls, NY 14472

SRK Management Co.	$500,000	810 Seventh Avenue 41st Floor New York, New York 10019	810 Seventh Avenue 41st Floor New York, New York 10019

EGATNIV, LLC	$100,000	150 West 46th Street 6th Floor New York, New York 10036 Facsimile: (212) 730-4306	Joshua Greenberg 150 West 46th Street 6th Floor New York, New York 10036 Facsimile: (212) 730-4306

Total:	$4,350,000

AMENDMENT AND WAIVER

This Amendment and Waiver to that certain Escrow Agreement dated as of the 12th day of September, 2007 between VirtualScopics, Inc., a Delaware corporation (the "Company"), the Buyers identified on Schedule A thereto (each a “Buyer” and collectively “Buyers”), and the law firm of Woods Oviatt Gilman LLP (the "Escrow Agent") is made as of the 13th day of September, 2007. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Escrow Agreement.

WHEREAS, Section 3.1(a) of the Escrow Agreement provides that if the Closing as to at least the Minimum Amount has not occurred by September 13, 2007, then within three (3) Business Days thereafter, the Escrow Agent shall return the Buyer’s Purchase Price and Buyer Documents to the Buyer, and shall return the Company Documents to the Company; and

WHEREAS, the undersigned parties to the Escrow Agreement now contemplate that the Closing will take place on September 14, 2007, and wish to amend the Escrow Agreement to extend the date required for the Closing to occur.

NOW THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1. The last sentence of Section 3.1(a) of the Escrow Agreement is hereby amended to provide as follows: “If the Closing as to at least the Minimum Amount has not occurred by September 14, 2007, then within three (3) Business Days thereafter, the Escrow Agent shall return the Buyer’s Purchase Price and Buyer Documents to the Buyer, and shall return the Company Documents to the Company.”

2. The undersigned hereby waives compliance with Section 3.1(a) as in effect prior to this Amendment and Waiver, insofar as it requires that the Escrow Agent return the Buyer’s Purchase Price and Buyer Documents to the Buyer, and return the Company Documents to the Company, if the Closing has not occurred by September 13, 2007.

3. This Amendment and Waiver may be executed in any number of counterparts and by different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile transmission and delivered by facsimile transmission. This Waiver and Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO AMENDMENT AND WAIVER TO ESCROW AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed this Amendment and Waiver as of the date first written above.

COMPANY: VirtualScopics, Inc.	BUYER:

By: /s/ Molly Henderson Name: Molly Henderson Title: Chief Financial Officer	By: Name: Title:
ESCROW AGENT: Woods Oviatt Gilman LLP
/s/ Gregory W. Gribben Print Name: Gregory W. Gribben Title: Partner